Exhibit 99.1

Contact:  David Holmes – Investors
KCI
(210) 255-6892
david.holmes@kci1.com

KINETIC CONCEPTS REPORTS REVENUE AND EARNINGS GROWTH
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2007

Third Quarter Highlights

      -  Net earnings increased 21% to $59.0 million
      -  Net earnings per diluted share increased 22% to $0.82
      -  Total revenue increased 17% to $410.9 million
      -  Research and development expenses increased 20% to $11.0 million

First Nine Months Highlights

      -  Net earnings increased 18% to $170.7 million
      -  Net earnings per diluted share increased 21% to $2.39
      -  Total revenue increased 18% to $1.18 billion
      -  Research and development expenses increased 29% to $32.2 million

San Antonio, Texas, October 23, 2007 – Kinetic Concepts, Inc. (NYSE: KCI) today reported third quarter 2007 total revenue of $410.9 million, an increase of 17% from the third quarter of 2006.  Total revenue for the first nine months of 2007 was $1.18 billion, an 18% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue for the third quarter and first nine months of 2007 by 2% compared to the corresponding periods of the prior year.

Net earnings for the third quarter of 2007 were $59.0 million, up 21%, compared to $49.0 million for the same period one year ago.  Net earnings per diluted share for the third quarter of 2007 increased 22% to $0.82, compared to $0.67 for the same period in the prior year.

For the first nine months of 2007, net earnings were $170.7 million, up 18%, compared to $144.1 million from last year.  Net earnings per diluted share for the first nine months of 2007 were $2.39, an increase of 21% from the same period one year ago.

“I am pleased that we continued to execute on our 2007 business plan,” said Catherine Burzik, President and Chief Executive Officer of KCI.   “V.A.C.® remains the only clinically-proven system that delivers effective negative pressure wound therapy.  Looking forward, we will continue to make necessary changes and improvements in the business to enable longer-term top and bottom-line growth for our shareholders.”

Revenue Recap – Third Quarter and First Nine Months of 2007

Domestic revenue was $294.0 million for the third quarter and $846.6 million for the first nine months of 2007, representing increases of 16% and 17%, respectively, from the prior year due to increased rental and sales volumes for V.A.C. wound healing devices, related disposables, and therapeutic surfaces rental and sales volumes.  Domestic V.A.C. revenue of $244.9 million for the third quarter and $699.2 million for the first nine months of 2007 increased 17% and 19%, respectively, compared to the same periods of the prior year due primarily to higher rental and sales unit volume.  Domestic revenue from therapeutic surfaces was $49.1 million for the third quarter and $147.5 million for the first nine months of 2007, representing increases of 9% and 8%, respectively, from the prior-year periods due primarily to increased market penetration.

International revenue of $116.8 million for the third quarter and $329.7 million for the first nine months of 2007 increased 21% and 20%, respectively, compared to the prior year due primarily to increased V.A.C. revenue.  International V.A.C. revenue of $84.0 million for the third quarter and $235.6 million for the first nine months of 2007 increased 24% and 26%, respectively, compared to the same periods of the prior year due primarily to higher rental and sales unit volume.  International therapeutic surfaces revenue for the third quarter of 2007 of $32.9 million was up 13% compared to the prior year, while therapeutic surfaces revenue of $94.1 million for the first nine months of 2007 increased 8% year-to-year.  Foreign currency exchange movements favorably impacted total international revenue by 9% and 8% for the third quarter and first nine months of 2007, respectively, compared to the corresponding periods of the prior year.

Worldwide V.A.C. revenue was $328.9 million for the third quarter of 2007 and $934.8 million for the first nine months of 2007, representing increases of 19% and 20%, respectively, due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related supplies, resulting from increased market penetration.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 2% compared to both the third quarter and first nine months of the prior year.

Worldwide therapeutic surfaces revenue was $82.0 million for the third quarter of 2007 and $241.6 million for the first nine months of 2007, representing increases of 11% and 8%, respectively, from the corresponding periods of the prior year.  Foreign currency exchange movements favorably impacted worldwide therapeutic surfaces revenue by 3% for both the third quarter and first nine months of 2007 compared to the same periods one year ago.

Profit Margins

Gross profit for the third quarter and first nine months of 2007 was $204.2 million and $565.5 million, respectively, representing increases of 24% and 21% from the same periods of the prior year.  Gross profit margin improved 290 basis points in the 2007 third quarter, compared to the year-ago period, due primarily to increased market penetration, improved revenue realization levels and increased sales force and service productivity.

Operating earnings for the third quarter and first nine months of 2007 were $98.9 million and $272.2 million, respectively, representing increases of 24% and 20% from the same periods of the prior year.  Research and development expenses for the third quarter and first nine months of 2007 increased 20% and 29%, respectively, compared to the same periods one year ago.  Other selling, general and administrative expenses were higher in the third quarter of 2007 due primarily to management transition costs, share-based compensation and reserve provisions on selected therapeutic surfaces inventory and rental assets.

Share-Based Compensation

During the third quarter and first nine months of 2007, the Company recorded share-based compensation expense totaling approximately $6.6 million and $17.9 million, respectively, before income taxes, or $0.06 and $0.18, respectively, per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R.  Share-based compensation expense was recognized in the condensed consolidated statements of earnings as follows (dollars in thousands, except per share data):

	Three months ended		Nine months ended
	September 30,		September 30,

	2007	2006	2007	2006
Rental expenses	$ 1,292	$ 1,056	$ 4,122	$ 3,014
Cost of sales	140	110	513	346
Selling, general and administrative expenses	5,198	2,828	13,273	8,037
Pre-tax share-based compensation expense	6,630	3,994	17,908	11,397
Less: Income tax benefit	(2,072)	(1,242)	(5,120)	(3,322)
	______	______	______	______
Total share-based compensation
expense, net of tax	$ 4,558	$ 2,752	$ 12,788	$ 8,075
	______	______	______	______

Diluted EPS impact	$ 0.06	$ 0.04	$ 0.18	$ 0.11
	______	______	______	______

Income Tax Rate

The effective income tax rates for the third quarter and the first nine months of 2007 were 34.2% and 33.7%, respectively, compared to 35.0% and 32.5% for the corresponding periods in 2006.  The lower income tax rate for the first nine months of the prior year resulted from the favorable resolution of tax contingencies.  The effective tax rate for the full year of 2006 was 33.1%.

Refinancing

During the third quarter of 2007, KCI completed a new $500 million revolving credit facility due July 2012.  The Company used a portion of the new facility to repay the remaining outstanding balance of $114.1 million due on our senior credit facility due August 2010.  The Company also redeemed the remaining $68.1 million due under our 7 3/8% senior subordinated notes due August 2013.  The Company recorded refinancing expenses associated with these transactions of $4.5 million, net of income taxes, or $0.06 per diluted share, in the third quarter of 2007.  These expenses included the write-off of capitalized debt issuance costs associated with the repayment of our previous debt and the payment of a make-whole premium due to the holders of our senior subordinated notes.

Share Repurchase Program

During the third quarter of 2007, the Company's Board of Directors authorized a one-year extension of the Company's previously announced $200.0 million share repurchase program through September 30, 2008. This program had a remaining authorized amount for share repurchases of $87.5 million as of September 30, 2007.  In addition, we have a pre-arranged purchase plan pursuant to Rule 10b5-1 of the Exchange Act, which is authorized through September 30, 2008.  No open market repurchases were made under the share repurchase program during the third quarter of 2007.

Outlook

The following guidance is based on current information and expectations as of October 23, 2007:

KCI is tightening its projections for 2007 total revenue to $1.58 – $1.60 billion based on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company is also raising its projections for net earnings per diluted share for 2007 to $3.20 – $3.30 per share, based upon a weighted average diluted share estimate of 71.0 – 72.0 million shares.  The 2007 guidance includes the third quarter charges associated with the debt refinancing transaction of $4.5 million, net of income taxes.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. eastern daylight time today, Tuesday, October 23, 2007.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-356-4281
International Dial-in Number:	+617-597-5395
Participant Code:	14032263

This call is being webcast by Thomson and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Webcast – Q3 2007 Kinetic Concepts, Inc. Earnings Conference Call.  The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through Thomson's individual investor center at www.earnings.com and institutional investors can access the call via Thomson's password-protected event management site, StreetEvents.  An archive of the webcast will be available at http://www.kci1.com/investor/index.asp until October 22, 2008.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound-care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound-care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C. Therapy technology, which has been demonstrated clinically to help promote wound healing through unique mechanisms of action and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care organizations and patients' homes, both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  These forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, in payer reimbursement policies or in our ability to protect our intellectual property. All information set forth in this release and its attachments is as of October 23, 2007.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, which will be filed with the SEC in early November 2007.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
			%			%
	2007	2006	Change	2007	2006	Change
Revenue:
Rental	$ 295,371	$ 252,974	16.8%	$ 844,400	$ 716,740	17.8%
Sales	115,509	97,883	18.0	331,948	283,405	17.1
	_______	_______		________	________
Total revenue	410,880	350,857	17.1	1,176,348	1,000,145	17.6

Rental expenses	170,742	156,466	9.1	506,047	445,984	13.5
Cost of sales	35,917	30,254	18.7	104,764	87,222	20.1
	_______	_______		________	________
Gross profit	204,221	164,137	24.4	565,537	466,939	21.1

Selling, general and administrative expenses	94,349	75,182	25.5	261,183	215,807	21.0
Research and development expenses	10,996	9,174	19.9	32,200	25,056	28.5
	_______	_______		________	________
Operating earnings	98,876	79,781	23.9	272,154	226,076	20.4

Interest income and other	689	1,660	(58.5)	3,569	3,787	(5.8)
Interest expense	(10,176)	(5,337)	90.7	(18,398)	(15,311)	20.2
Foreign currency gain (loss)	328	(747)	-	(124)	(1,125)	(89.0)
	_______	_______		________	________
Earnings before income taxes	89,717	75,357	19.1	257,201	213,427	20.5

Income taxes	30,692	26,375	16.4	86,548	69,297	24.9
	_______	_______		________	________
Net earnings	$ 59,025	$ 48,982	20.5%	$ 170,653	$ 144,130	18.4%
	_______	_______		________	________
Net earnings per share:
Basic	$ 0.83	$ 0.69	20.3%	$ 2.41	$ 2.03	18.7%
	_______	_______		________	________

Diluted	$ 0.82	$ 0.67	22.4%	$ 2.39	$ 1.97	21.3%
	_______	_______		________	________
Weighted average shares outstanding:
Basic	71,214	71,235		70,791	71,098
	_______	_______		________	________

Diluted	71,929	73,105		71,490	73,321
	_______	_______		________	________

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 164,174	$ 107,146
Accounts receivable, net	356,894	327,573
Inventories, net	49,122	43,489
Deferred income taxes	42,369	35,978
Prepaid expenses and other	33,619	17,602
	_______	_______
Total current assets	646,178	531,788

Net property, plant and equipment	217,804	217,471
Debt issuance costs, less accumulated amortization
of $87 at2007 and $15,406 at 2006	2,497	4,848
Deferred income taxes	8,395	7,903
Goodwill	48,897	49,369
Other non-current assets, less accumulated amortization
of $10,220 at 2007 and $9,757 at 2006	24,236	31,063
	_______	_______
	$ 948,007	$ 842,442
	_______	_______

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$ 35,204	$ 38,543
Accrued expenses and other	179,825	189,801
Current installments of long-term debt	-	1,446
Income taxes payable	408	21,058
	_______	_______
Total current liabilities	215,437	250,848

Long-term debt, net of current installments	88,000	206,175
Non-current tax liabilities	34,928	-
Deferred income taxes	9,393	19,627
Other non-current liabilities	8,090	9,579
	_______	_______
	355,848	486,229

Shareholders' equity:
Common stock; authorized 225,000 at 2007 and 2006;
issued and outstanding 71,931 at 2007 and 70,461 at 2006	72	70
Preferred stock; authorized 50,000 at 2007 and 2006;
issued and outstanding 0 at 2007 and 2006	-	-
Additional paid-in capital	627,872	575,539
Retained deficit	(73,672)	(244,325)
Accumulated other comprehensive income	37,887	24,929
	_______	_______
Shareholders' equity	592,159	356,213
	_______	_______
	$ 948,007	$ 842,442
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$ 170,653	$ 144,130
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	67,785	58,327
Provision for bad debt	5,519	10,490
Amortization of deferred gain on sale of headquarters facility	(803)	(803)
Write-off of deferred debt issuance costs	3,922	1,262
Share-based compensation expense	17,908	11,397
Excess tax benefit from share-based payment arrangements	(12,582)	(29,286)
Change in assets and liabilities:
Increase in accounts receivable, net	(30,781)	(38,287)
Increase in inventories, net	(7,284)	(12,861)
Increase in prepaid expenses and other	(7,987)	(7,295)
Increase in deferred income taxes, net	(17,135)	(13,594)
Decrease in accounts payable	(2,934)	(8,757)
Decrease in accrued expenses and other	(9,779)	(8,133)
Increase in tax liabilities, net	27,963	42,514
	_______	_______
Net cash provided by operating activities	204,465	149,104
	_______	_______
Cash flows from investing activities:
Additions to property, plant and equipment	(53,947)	(54,195)
Increase in inventory to be converted into equipment
for short-term rental	(13,500)	(6,000)
Dispositions of property, plant and equipment	1,239	1,136
Purchase of investments	(36,425)	-
Maturities of investments	36,425	-
Increase in other non-current assets	(1,288)	(3,967)
	_______	_______
Net cash used by investing activities	(67,496)	(63,026)
	_______	_______
Cash flows from financing activities:
Proceeds from revolving credit facility	188,000	-
Repayments of long-term debt, capital lease and other obligations	(307,584)	(67,638)
Payments of debt issuance costs	(2,268)	-
Repurchase of common stock in open market transactions	-	(83,943)
Excess tax benefit from share-based payment arrangements	12,582	29,286
Proceeds from exercise of stock options	21,634	8,521
Purchase of immature shares for minimum tax withholdings	(2,321)	(20,910)
Proceeds from purchase of stock in ESPP and other	2,142	2,270
	_______	_______
Net cash used by financing activities	(87,815)	(132,414)
	_______	_______
Effect of exchange rate changes on cash and cash equivalents	7,874	3,682
	_______	_______
Net increase (decrease) in cash and cash equivalents	57,028	(42,654)
Cash and cash equivalents, beginning of period	107,146	123,383
	_______	_______
Cash and cash equivalents, end of period	$ 164,174	$ 80,729
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended September 30,
			Variance
	2007	2006	$	%
Total Revenue:
V.A.C.
Rental	$ 226,114	$ 191,411	$ 34,703	18.1%
Sales	102,781	85,400	17,381	20.4
	_______	_______	______
Total V.A.C.	328,895	276,811	52,084	18.8

Therapeutic surfaces/other
Rental	69,257	61,563	7,694	12.5
Sales	12,728	12,483	245	2.0
	_______	_______	______
Total therapeutic surfaces/other	81,985	74,046	7,939	10.7

Total rental revenue	295,371	252,974	42,397	16.8
Total sales revenue	115,509	97,883	17,626	18.0
	_______	_______	______
Total Revenue	$ 410,880	$ 350,857	$ 60,023	17.1%
	_______	_______	______

USA Revenue:
V.A.C.
Rental	$ 183,186	$ 156,981	$ 26,205	16.7%
Sales	61,738	52,290	9,448	18.1
	_______	_______	______
Total V.A.C.	244,924	209,271	35,653	17.0

Therapeutic surfaces/other
Rental	42,994	38,010	4,984	13.1
Sales	6,128	6,945	(817)	(11.8)
	_______	_______	______
Total therapeutic surfaces/other	49,122	44,955	4,167	9.3

Total USA rental	226,180	194,991	31,189	16.0
Total USA sales	67,866	59,235	8,631	14.6
	_______	_______	______
Total – USA Revenue	$ 294,046	$ 254,226	$ 39,820	15.7%
	_______	_______	______

International Revenue:
V.A.C.
Rental	$ 42,928	$ 34,430	$ 8,498	24.7%
Sales	41,043	33,110	7,933	24.0
	_______	_______	______
Total V.A.C.	83,971	67,540	16,431	24.3

Therapeutic surfaces/other
Rental	26,263	23,553	2,710	11.5
Sales	6,600	5,538	1,062	19.2
	_______	_______	______
Total therapeutic surfaces/other	32,863	29,091	3,772	13.0

Total International rental	69,191	57,983	11,208	19.3
Total International sales	47,643	38,648	8,995	23.3
	_______	_______	______
Total – International Revenue	$ 116,834	$ 96,631	$ 20,203	20.9%
	_______	_______	______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Nine months ended September 30,
			Variance
	2007	2006	$	%
Total Revenue:
V.A.C.
Rental	$ 641,713	$ 531,590	$ 110,123	20.7%
Sales	293,052	244,310	48,742	20.0
	________	________	_______
Total V.A.C.	934,765	775,900	158,865	20.5

Therapeutic surfaces/other
Rental	202,687	185,150	17,537	9.5
Sales	38,896	39,095	(199)	(0.5)
	________	________	_______
Total therapeutic surfaces/other	241,583	224,245	17,338	7.7

Total rental revenue	844,400	716,740	127,660	17.8
Total sales revenue	331,948	283,405	48,543	17.1
	________	________	_______
Total Revenue	$ 1,176,348	$ 1,000,145	$ 176,203	17.6%
	________	________	_______

USA Revenue:
V.A.C.
Rental	$ 523,003	$ 439,526	$ 83,477	19.0%
Sales	176,173	149,243	26,930	18.0
	________	________	_______
Total V.A.C.	699,176	588,769	110,407	18.8

Therapeutic surfaces/other
Rental	127,856	116,205	11,651	10.0
Sales	19,612	20,545	(933)	(4.5)
	________	________	_______
Total therapeutic surfaces/other	147,468	136,750	10,718	7.8

Total USA rental	650,859	555,731	95,128	17.1
Total USA sales	195,785	169,788	25,997	15.3
	________	________	_______
Total – USA Revenue	$ 846,644	$ 725,519	$ 121,125	16.7%
	________	________	_______

International Revenue:
V.A.C.
Rental	$ 118,710	$ 92,064	$ 26,646	28.9%
Sales	116,879	95,067	21,812	22.9
	________	________	_______
Total V.A.C.	235,589	187,131	48,458	25.9

Therapeutic surfaces/other
Rental	74,831	68,945	5,886	8.5
Sales	19,284	18,550	734	4.0
	________	________	_______
Total therapeutic surfaces/other	94,115	87,495	6,620	7.6

Total International rental	193,541	161,009	32,532	20.2
Total International sales	136,163	113,617	22,546	19.8
	________	________	_______
Total – International Revenue	$ 329,704	$ 274,626	$ 55,078	20.1%
	________	________	_______